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                                                                    Exhibit 10.9



                          EXECUTIVE SEVERANCE AGREEMENT

         THIS EXECUTIVE SEVERANCE AGREEMENT (the "Agreement"), dated November 19, 1999, between AMN Healthcare, Inc. (the "Company") and Susan R. Nowakowski ("Executive").

1.       Employment at Will.

         The Company agrees to employ Executive and Executive hereby agrees to be employed by the Company upon such terms and conditions as are mutually agreed upon. Executive's employment with the Company shall be at the discretion of the Company and Executive hereby agrees and acknowledges that the Company may terminate Executive's employment at any time, for any reason, with or without cause, and without notice. Nothing contained in this Agreement shall (a) confer on Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive's employment with the Company.

2.       Severance Benefits.

         In the event that the Company terminates Executive's employment without "Cause" (as defined below), the Company agrees to:

         (a) Pay to Executive severance payments in an amount equal to twelve
(12) months base salary as in effect on the date of the termination of Executive's employment (the "Termination Date"), commencing with the first payroll date after the Termination Date and payable in equal installments by mail or by direct deposit in accordance with the Company's normal payroll schedule and practices. All withholding taxes and other deductions which the Company is required by law to make from wage payments to employees will be made from such severance payments.

         (b) If Executive makes an election to continue Executive's coverage under the Company's group health plans pursuant to Section 601 of the Employee Retirement Income Security Act of 1974, as amended, reimburse Executive for the cost of such coverage during the period beginning on the Termination Date and ending on the earlier of (i) the twelve month anniversary of the Termination Date or (ii) the date upon which the Executive becomes eligible for comparable coverage under another employer's group health plans. Such period shall run concurrently with the period of Executive's rights under COBRA.

         For purposes of this Agreement, "Cause" for termination of the Executive shall mean (a) Executive's failure to perform in any material respect his duties as an employee of the Company, (b) the engaging by Executive in willful misconduct or gross negligence which is injurious to the Company or any of its affiliates, monetarily or otherwise, (c) the commission by Executive of an
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act of fraud or embezzlement against the Company or any of its affiliates, or
(d) the conviction of Executive of a crime which constitutes a felony or a pleading of guilty or nolo contendre with respect to a crime which constitutes a felony; provided, however, that in the case of (a) or (b), the Company shall furnish Executive with at least twenty (20) business days prior written notice of such failure or breach and allow Executive twenty (20) business days after receipt of such notice to cure such failure or breach, if such breach or failure is curable in such period.

3.       No Other Payments.

         Executive understands and agrees that the payments and benefits described above are in lieu of, and discharge, any obligations of the Company to Executive for compensation, incentive or performance payments, or any other expectation or form of remuneration or benefit to which Executive may be entitled, including severance benefits under any Company plan or program, except for: (i) any unpaid wages due for work performed during the last pay period(s) prior to the Termination Date; (ii) any unused vacation which is duly recorded on the Company's payroll records as of the Termination Date; (iii) the continuation of Executive's coverage under the Company's group health plans pursuant to the terms of such plans and applicable law, and (iv) any amounts payable to Executive under any retirement plan of the Company.

4.       Severance Benefits Conditioned Upon Release.

         Executive acknowledges and understands that Executive's eligibility for severance pay and other benefits hereunder is contingent upon Executive's execution and acceptance of the terms and conditions of, and the effectiveness of the Company's standard Covenant and General Release of All Claims (the "Release") as in effect on the Termination Date. The Company's standard Release in effect as of the date of this Agreement is set forth on Exhibit A hereto. The Company's standard Release may be modified from time to time in the Company's discretion as it deems appropriate. If Executive fails to execute a Release within twenty-one (21) days of receipt of such Release (or if Executive revokes such Release in a manner permitted by law), then Executive shall not be entitled to any severance payments or other benefits to which Executive would otherwise be entitled under this Agreement.

5.       Miscellaneous Provisions.

         (a) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged.

         (b) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

         (c) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return


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receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

                  If to the Company:

                                            AMN HEALTHCARE, INC.
                                            12235 El Camino Real, #200
                                            San Diego, California 92130
                                            Attention:  Chief Executive Officer

                  If to Executive:

                                            Susan R. Nowakowski
                                            P.O. Box 302
                                            Bailey Island, ME  04003

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

         (d) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

Date:  November 19, 1999                AMN HEALTHCARE, INC.

                                                 By:    /s/ Steven C. Francis
                                                   _____________________________
                                                 Title: President

Date:  November 19, 1999

                                                 By:    /s/ Susan R. Nowakowski
                                                   _____________________________
                                                             Susan R. Nowakowski
                                                                 "Executive"




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